Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and 2022 Inducement Plan of Olema Pharmaceuticals, Inc. of our reports dated February 28, 2022, with respect to the consolidated financial statements of Olema Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Olema Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
February 28, 2022